Exhibit 10.4
AFFIRM HOLDINGS, INC.
OFFICER SEVERANCE PLAN
(As amended effective as of September 18, 2025)

The Affirm Holdings, Inc. Officer Severance Plan is established as of the Effective Date. The purpose of the Plan is to help retain qualified employees, maintain a stable work environment, and provide economic security to certain eligible employees of Affirm Holdings, Inc. and its Affiliates, including in the event of an actual or threatened Change in Control as described herein. Except with respect to individually negotiated employment contracts or agreements with the Company providing severance, death, or disability benefits that an Eligible Employee has not agreed to forgo, this Plan supersedes any plan, policy or practice with respect to Qualifying Terminations, death, or Disability, whether formal or informal, written or unwritten, previously announced or maintained by the Company. This Plan document also is the Summary Plan Description for the Plan.
SECTION 1.DEFINITIONS. As hereinafter used:
1.1“Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.
1.2“Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect immediately prior to a Qualifying Termination, death, or Disability, and prior to any reduction that would give rise to an Eligible Employee’s right to resign for Good Reason.
1.3 “Board” means the Board of Directors of the Company.
1.4“Cause” means, with respect to any Eligible Employee, the meaning ascribed to such term in any written agreement between such Eligible Employee and the Company defining such term, and, in the absence of such agreement, means with respect to such Eligible Employee, the occurrence of any one or more of the following events: (a) willful conduct by the Eligible Employee constituting a material act of misconduct in connection with the performance of the Eligible Employee’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (b) the conviction of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Eligible Employee that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if the Eligible Employee were retained in the Eligible Employee’s position; (c) continued non-performance by the Eligible Employee of the Eligible Employee’s duties to the Company (other than by reason of the Eligible Employee’s physical or mental illness, incapacity or Disability) which has continued for 30 days following written notice of such non-performance from the Company; (d) a breach by the Eligible Employee of any of the provisions contained in the Confidentiality and Inventions Assignment Agreement entered into between the Eligible Employee and the Company or any other confidentiality, invention assignment or similar agreement with the Company; (e) a material violation by the Eligible

Employee of the Company’s written employment policies; or (f) the Eligible Employee’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or Eligible Employee’s willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
1.5“CIC Benefits Schedule” has the meaning set forth in Section 3.3.
1.6“CIC Severance Pay” has the meaning set forth in Section 3.3.
1.7“Change in Control” has the meaning ascribed to it in the Affirm Holdings, Inc. Amended and Restated 2012 Stock Plan, as amended from time to time.
1.8“Change in Control Protection Period” means the period commencing three (3) months prior to a Change in Control and ending twelve (12) months following the Change in Control.
1.9“Code” means the Internal Revenue Code of 1986, as amended.
1.10“Committee” means the Board or a committee of the Board appointed by the Board to administer the Plan, which in each case is also referred to under the Plan as the “Plan Administrator”.
1.11“Company” means Affirm Holdings, Inc., a Nevada corporation, and any successors thereto.
1.12“Designated Beneficiary” shall be the beneficiary or beneficiaries designated by an Eligible Employee in accordance with such rules and procedures as may be established by the Company from time to time. If a beneficiary has not been designated by a deceased Eligible Employee, or if the Designated Beneficiary does not survive the Eligible Employee, any rights that would have been exercisable by the Eligible Employee and any benefits distributable to the Eligible Employee shall be exercisable and distributed, as applicable, to the legal representative of the estate of the Eligible Employee.
1.13“Disability” or “Disabled” means having a “disability” within the meaning of Section 22(e)(3) of the Code. If the Plan Administrator determines in good faith that the Eligible Employee’s Disability has occurred, it may give the Eligible Employee a written notice of termination that states such a determination has been made (“Termination Notice”). If within 30 days of the Termination Notice, the Eligible Employee does not return to full-time performance of the Eligible Employee’s responsibilities, the Eligible Employee’s employment will terminate. If the Eligible Employee does return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Plan.
1.14“Effective Date” means November 18, 2020.
1.15“Eligible Employee” means an employee of the Company or an Affiliate who (i) holds the title of SVP or above or is otherwise is designated by the Plan Administrator, in its sole discretion, to be eligible for benefits under this Plan, and (ii) if applicable, agrees to forgo such benefits provided under an individually negotiated employment contract or agreement with the Company relating to severance, death, Disability or change in control benefits. The Plan Administrator shall make the determination of whether an employee is an Eligible Employee, and such determination shall be binding and conclusive on all persons. The Plan Administrator shall maintain a current schedule of Eligible Employees with the Chief Legal Officer of the

Company or such other Company officer as may be designated by the Plan Administrator. Temporary employees and independent contractors are not eligible to participate in the Plan.
1.16“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.17“Good Reason” means that the Eligible Employee complied with the “Good Reason Process” following the occurrence of any of the following events: (i) a material diminution in the Eligible Employee’s responsibilities, authority or duties; (ii) a material reduction in the Eligible Employee’s Base Salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; (iii) the relocation of the Company office at which the Eligible Employee is principally employed to a location more than thirty-five (35) miles from such office; or (iv) the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of the Plan. For purposes of (i), a change in the reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty.
1.18“Good Reason Process” means (i) the Eligible Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Eligible Employee notifies the Company in writing of the occurrence of the Good Reason condition within thirty (30) days of the occurrence of such condition; (iii) the Eligible Employee cooperates in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) the Eligible Employee terminates employment and provides the Company with a notice of termination with respect to such termination, each within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
1.19“Non-CIC Benefits Schedule” has the meaning set forth in Section 3.3.
1.20“Non-CIC Severance Pay” has the meaning set forth in Section 3.3.
1.21“Parachute Amount” has the meaning set forth in Section 3.6.
1.22“Plan” means the Affirm Holdings, Inc. Officer Severance Plan and Summary Plan Description, as set forth herein, as it may be amended from time to time.
1.23“Plan Administrator” has the meaning set forth in Section 1.10.
1.24“Reduced Amount” has the meaning set forth in Section 3.6.
1.25“Release Effective Date” has the meaning set forth in Section 2.2.
1.26“Section 409A” has the meaning set forth in Section 2.3.
1.27“Qualifying Termination” means (i) the termination of an Eligible Employee’s employment by the Company or an Affiliate for any reason other than for Cause, death, or Disability, (ii) the resignation of a Tier II Employee for Good Reason during the Change in Control Protection Period, or (iii) the resignation of a Tier I Employee for Good Reason. The transfer of an Eligible Employee’s employment following a Change of Control from the entity resulting from the Change in Control to an Affiliate thereof shall not, in and of itself, constitute a Qualifying Termination.

1.28“Termination Date” means the date on which an Eligible Employee incurs a Qualifying Termination, or the date that an Eligible Employee’s employment with the Company or an Affiliate terminates due to death or Disability.
1.29“Tier I Employee” means any Eligible Employee who prior to the Termination Date or Change in Control was identified by the Company as the Chief Executive Officer (“CEO”).
1.30“Tier II Employee” means any Eligible Employee who prior to the Termination Date or Change in Control was designated in writing by the Plan Administrator as a Tier II Employee.
SECTION 2.GENERAL TERMS
2.1Non-Duplication of Benefits. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual and collective agreement obligations of the Company in respect of the form of benefits provided under the Plan that may arise out of a Qualifying Termination, death, or Disability, and the Plan Administrator will so construe and implement the terms of the Plan. If the Company or any Affiliate is obligated by law or by contract to provide severance pay, death or disability benefits, or change in control benefits to an Eligible Employee (or the Estate), then the Eligible Employee may be required to waive, upon the Company’s request, any amounts payable pursuant to such legal or contractual obligation as a condition of receiving benefits under the Plan.
2.2Release. No Eligible Employee who incurs a Qualifying Termination or who becomes eligible for Disability or death benefits under this Plan shall be eligible to receive any payments or other benefits under the Plan unless he or she (or, in the case of death of an Eligible Employee, the Eligible Employee’s Designated Beneficiary) first executes a release in favor of the Company in the form of the Company’s standard release agreement and the release becomes effective and irrevocable within sixty (60) days following the Eligible Employee’s Termination Date (such date the release becomes effective and irrevocable, the “Release Effective Date”); provided, however, that if the 60th day following the Termination Date falls in the calendar year following the year in which the Termination Date occurs, any payments or other benefits under the Plan shall be paid no earlier than January 1 of the calendar year following the year in which the Termination Date occurs.
2.3Section 409A. It is intended that payments and benefits under this Plan will not subject Eligible Employees to taxation under Section 409A of the Code and the regulations thereunder (“Section 409A”) and, accordingly, this Plan shall be interpreted and administered to be either exempt from or in compliance therewith. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate and distinct payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if an Eligible Employee is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the Eligible Employee’s Termination Date, then all amounts due under the Plan that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a separation from service within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following such separation of service, shall be accumulated through and paid or provided on the first business day that is more than six months after such separation of service (or, if the Eligible Employee dies during such six-month period, within 90 days after the Eligible Employee’s death). Notwithstanding anything contained herein to the contrary, to the extent required to comply with Section 409A, an Eligible Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A until the Eligible Employee would be considered to have incurred a “separation from service” within the meaning of Section 409A. In no event may an Eligible Employee, directly or indirectly, designate the calendar year of any payment to be made under this Plan that is considered nonqualified deferred compensation. The Company makes no representation that any or all of the payments described in this Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Eligible Employee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
SECTION 3.SEVERANCE BENEFITS
3.1Generally. Subject to the terms of the Plan, each Eligible Employee shall be entitled to severance payments and/or benefits pursuant to applicable provisions of Section 3 of this Plan if the Eligible Employee incurs a Qualifying Termination and complies with the applicable requirements of the Plan.
3.2Notice. Any Qualifying Termination effected by the Company following the Effective Date shall require ten (10) business days’ prior written notice; provided, however, that the Company may, in its sole discretion, pay the Eligible Employee in lieu of all or part of such notice period.
3.3Severance Pay. Subject to the terms of the Plan, the Company shall provide “CIC Severance Pay” to each Eligible Employee who incurs a Qualifying Termination during the Change in Control Protection Period equal to the amount listed in such Eligible Employee’s applicable tier level in the Schedule of Change in Control Severance Benefits as attached to hereto as Schedule A (the “CIC Benefits Schedule”) and the Company shall provide “Non-CIC Severance Pay” to each Eligible Employee who incurs Qualifying Termination outside the Change in Control Protection Period equal to the amount listed in such Eligible Employee’s applicable tier level in the Schedule of Non-Change in Control Severance Benefits as attached to hereto as Schedule B (the “Non-CIC Benefits Schedule”). CIC Severance Pay or Non-CIC Severance Pay, as applicable, shall be paid in a lump sum on the first regular payroll date of the Company that occurs after the Release Effective Date (a defined below).
3.4Benefits Continuation. If the Eligible Employee is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), upon the Eligible Employee’s submission to the Company of evidence of the Eligible Employee’s and his or her dependents’, if applicable, enrollment in COBRA, the Company will pay to the Eligible Employee, in accordance with the Company’s regular payroll practices, an amount equal, net of applicable taxes, to the monthly employer contribution to the applicable health care benefits, as in effect on the Eligible Employee’s Termination Date, for a number of months equal to the number of months in the Eligible Employee’s COBRA continuation coverage period as set forth in the applicable tier level in the CIC Benefits Schedule for each Eligible Employee who incurs a Qualifying Termination during the Change in Control Protection Period and the Non-CIC Benefits Schedule for each Eligible Employee who incurs a Qualifying Termination outside the Change in Control Protection Period, as applicable, so long as the Eligible Employee has not become actually covered by the medical plan of a subsequent employer during any such month. This period of continued benefits shall run concurrently with (and shall count against) the Company’s obligation to provide continuation coverage pursuant to COBRA.

3.5Vesting Acceleration. In the event of a Qualifying Termination during the Change in Control Protection Period, the Eligible Employee shall receive accelerated vesting with respect to the percentage of shares as set forth in the Eligible Employee’s applicable tier level in the CIC Benefits Schedule (“Vesting Acceleration”) subject to each of such Eligible Employee’s then-outstanding and unvested equity awards. For then-outstanding and unvested equity awards that are earned and/or vest in whole or in part based on the attainment of performance conditions or targets over a specified performance period that extends beyond the effective date of a Qualifying Termination, vesting acceleration of those awards shall be determined assuming a target level of performance has been achieved for the entire performance period, and actual performance during the portion of the performance period preceding the effective date of the Qualifying Termination shall be disregarded.
3.6Impact of Section 4999 Excise Tax: Maximum After-Tax Benefit Following a Change of Control. Except to the extent that a more favorable treatment is provided to an Eligible Employee by the Company in writing, in the event that part or all of the consideration, compensation or benefits to be paid to an Eligible Employee under this Plan or any other plan, arrangement or agreement applicable to such Eligible Employee, constitutes “excess parachute payments” under Section 280G(b) of the Code subject to an excise tax under Section 4999 of the Code (collectively, the “Parachute Amount”), the amount of excess parachute payments which would otherwise be payable to such Eligible Employee or for such Eligible Employee’s benefit shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Section 4999 (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, such Eligible Employee would be entitled to receive and retain, on a net after-tax basis (including, without limitation, after any excise taxes payable under Section 4999), an amount of the Parachute Amount which is greater than the amount, on a net after-tax basis, that such Eligible Employee would be entitled to retain upon receipt of the Reduced Amount. All determinations with respect to the Parachute Amount shall be made by a nationally recognized certified public accounting firm or other firm that is retained and paid by the Company for such purpose prior to the Change in Control, which firm shall not, without such Eligible Employee’s consent, be changed following the Change in Control. Such determinations shall be binding upon the Company and shall be made promptly following the Change in Control and as appropriate thereafter, in order to permit payment in accordance with the provisions of this Plan.
SECTION 4.DEATH BENEFITS
4.1 Generally.    Subject to the terms of the Plan, the Designated Beneficiary of an Eligible Employee shall be entitled to certain payments and/or benefits pursuant to the applicable provisions of Section 4 of this Plan if the Eligible Employee’s employment with the Company or an Affiliate terminates due to the death of the Eligible Employee and the Eligible Employee’s Designated Beneficiary complies with the applicable requirements of the Plan.
4.2Vesting Acceleration. In the event an Eligible Employee’s employment with the Company or an Affiliate terminates due to the death of the Eligible Employee, the Designated Beneficiary shall be eligible to receive twelve (12) months of accelerated vesting from the Termination Date with respect to each of such Eligible Employee’s then-outstanding and unvested equity awards. For then-outstanding and unvested equity awards that are earned and/or vest in whole or in part based on the attainment of performance conditions or targets over a specified performance period that extends beyond the applicable Termination Date, vesting acceleration of those awards shall be determined assuming a target level of performance has been achieved for the entire performance period, and actual performance during the portion of the performance period preceding such Termination Date shall be disregarded.

4.3Benefits Continuation. In the event an Eligible Employee’s employment with the Company or an Affiliate terminates due to the death of the Eligible Employee, the Company will pay to the Designated Beneficiary in accordance with the Company’s regular payroll practices, an amount equal, net of taxes, to the monthly employer contribution to the applicable health care benefits, as in effect on the Eligible Employee’s Termination Date, for twelve (12) months for the Eligible Employee’s dependents to continue receiving group medical, dental, and/or vision insurance, and/or employee assistance program (EAP) benefits under the continuation coverage rules of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). This period of continued benefits shall run concurrently with (and shall count against) the Company’s obligation, if any, to provide continuation coverage pursuant to COBRA.
4.4Cash Incentive Plan. In the event an Eligible Employee’s employment with the Company or an Affiliate terminates due to the death of the Eligible Employee, payments, if any, that may be payable under the Company’s Cash Incentive Plan shall be determined in accordance with the terms of that plan.
SECTION 5.DISABILITY BENEFITS
5.1 Generally.    Subject to the terms of the Plan, each Eligible Employee shall be entitled to certain payments and/or benefits pursuant to applicable provisions of Section 5 of this Plan if the Eligible Employee’s employment with the Company or an Affiliate terminates due to Disability and the Eligible Employee complies with the applicable requirements of the Plan.
5.2Vesting Acceleration. In the event an Eligible Employee’s employment with the Company or an Affiliate terminates due to Disability, the Eligible Employee shall receive twelve (12) months of accelerated vesting from the Termination Date with respect to each of such Eligible Employee’s then-outstanding and unvested equity awards. For then-outstanding and unvested equity awards that are earned and/or vest in whole or in part based on the attainment of performance conditions or targets over a specified performance period that extends beyond the applicable Termination Date, vesting acceleration of those awards shall be determined assuming a target level of performance has been achieved for the entire performance period, and actual performance during the portion of the performance period preceding the such Termination Date shall be disregarded.
5.3Benefits Continuation. In the event an Eligible Employee‘s employment with the Company or an Affiliate terminates due to Disability, the Company will pay to the Eligible Employee in accordance with the Company’s regular payroll practices, an amount equal, net of taxes, to the monthly employer contribution to the applicable health care benefits, as in effect on the Eligible Employee’s Termination Date, for twelve (12) months for the Eligible Employee and the Eligible Employee’s dependents to continue receiving group medical, dental, and/or vision insurance, and/or employee assistance program (EAP) benefits under the continuation coverage rules of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). This period of continued benefits shall run concurrently with (and shall count against) the Company’s obligation, if any, to provide continuation coverage pursuant to COBRA.
5.4Cash Incentive Plan. In the event an Eligible Employee’s employment with the Company or an Affiliate terminates due to Disability, payments, if any, that may be payable under the Company’s Cash Incentive Plan shall be determined in accordance with the terms of that plan.

SECTION 6.PLAN ADMINISTRATION.
6.1The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.
6.2The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
6.3The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.
6.4The Plan Administrator shall have full and final authority, subject to and consistent with the provisions of the Plan and any applicable laws or regulations, to conclusively identify and determine the Designated Beneficiary of a deceased Eligible Employee.
SECTION 7.PLAN MODIFICATION OR TERMINATION.
The Plan may be terminated or amended by the Plan Administrator at any time; provided, however, that the Plan may not be terminated or amended during the Change in Control Protection Period or in respect of a Qualifying Termination that occurred prior to the amendment or termination of the Plan.
SECTION 8.GENERAL PROVISIONS.
8.1Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to an Eligible Employee, or to a Designated Beneficiary of an Eligible Employee, who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
8.2Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any Affiliate thereof, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
8.3If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
8.4This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible

Employee, present and future, and any successor to the Company. If an Eligible Employee dies while any amount would still be payable to such Eligible Employee hereunder (following a Qualifying Termination), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Eligible Employee’s Designated Beneficiary.
8.5The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
8.6The Plan shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.
8.7Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.
8.8To the extent not preempted by federal law, which shall otherwise control, this Plan shall be construed and enforced according to the laws of the State of Nevada, without regard to its choice-of-law principles.
8.9All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.
8.10The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).
SECTION 9.CLAIMS, INQUIRIES, APPEALS.
9.1Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:
Affirm Holdings, Inc.
Attention:
650 California St.
San Francisco, CA 94108
E-mail:
9.2Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.
9.3Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:
Affirm Holdings, Inc.
Attention:
650 California St.
San Francisco, CA 94108
E-mail:
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.
9.4Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.
9.5Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
9.6Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described in Section 9.1, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 9.3 and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 9.4).
SECTION 10.ERISA RIGHTS STATEMENT.
10.1As a participant in the Plan, the Eligible Employee (referred to in this Section 10 as “you” or “your”) is entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:
Receive Information About Your Plan and Benefits
●Examine, without charge, at the Plan Administrator’s office and at other specified locations, all Plan documents, including the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

●Obtain, upon written request to the Plan Administrator, copies of Plan documents, including the Plan and copies of the latest annual report (Form 5500 Series). The Plan Administrator may require a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in a Federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court shall decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
10.2The following additional details are provided to you for your information and possible use:

Name of Plan:	Affirm Holdings, Inc. Officer Severance Plan
Type of Plan:	Welfare (Severance Benefits)
Plan Year:	January 1 – December 31
Recordkeeping:	The Plan and its records are kept on a calendar year basis, January 1 – December 31.
Source of Contributions:	The Plan is unfunded and the Company pays for the cost of the benefits.
Plan Sponsor:	Affirm Holdings, Inc. 650 California St. San Francisco, CA 94108
Identification Numbers:	Company EIN: Plan No.:

SECTION 11.NOTICE.
Except as expressly provided otherwise herein, any notice, demand, consent, authorization or other communication that any Eligible Employee is required or may desire to give to or make upon the Company pursuant to the Plan shall be in writing and shall be effective, valid and duly given and received if hand delivered or sent by overnight delivery service, by facsimile, computer mail or other electronic mail, or by regular mail, postage prepaid, addressed to:
Affirm Holdings, Inc.
Attention:
650 California St.
San Francisco, CA 94108
E-mail:

Notice so given shall be deemed given and received if (a) by mail, on the fourth day after posting; (b) by facsimile, computer mail or other electronic mail or personal delivery, on the date of actual transmission, with evidence of transmission acceptance or verification, or (as the case may be) personal or other delivery; and (c) by overnight delivery courier, on the next business day following the day such notice is delivered to the overnight delivery courier service.

SECTION 12.EXECUTION.
To record the adoption of the Plan as set forth herein, Affirm Holdings, Inc. has caused its duly authorized officer to execute the same as of the Effective Date.
AFFIRM HOLDINGS, INC.

By:     /s/ Max Levchin
Name:    Max Levchin
Title:    Chief Executive Officer

SCHEDULE A
SCHEDULE OF CHANGE IN CONTROL SEVERANCE BENEFITS

Eligible Employee Tier Level	Severance Pay	COBRA Continuation Coverage Period	Vesting Acceleration
Tier I	1.5x base salary + 1.0x pro-rata target bonus	18 months	100%
Tier II	1.0x base salary + 1.0x pro-rata target bonus	12 months	100%

SCHEDULE B
SCHEDULE OF NON-CHANGE IN CONTROL SEVERANCE BENEFITS

Eligible Employee Tier Level	Severance Pay	COBRA Continuation Coverage Period	Vesting Acceleration
Tier I	1.0x base salary	12 months	0%
Tier II	0.5x base salary	6 months	0%